 Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
by
CRA INTERNATIONAL, INC.
UP TO $25,000,000 IN VALUE OF SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE NOT LESS THAN $66.25 NOR GREATER THAN
$76.00 PER SHARE
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 5, 2021, UNLESS THE TENDER OFFER IS EXTENDED.
CRA International, Inc., a Massachusetts corporation (“CRA,” “we” or “us”), is offering to purchase for cash up to $25,000,000 in value of shares of our common stock, no par value per share (our “common stock”), upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “tender offer”). The tender offer will commence on March 8, 2021 and terminate at 5:00 p.m., Eastern Time, on April 5, 2021 or such later date to which we may extend the tender offer. Unless otherwise indicated, all references to shares are to shares of our common stock and references to you or to shareholders are to shareholders of our common stock.
On the terms and subject to the conditions of the tender offer, we will determine the single per share purchase price, which will be not less than $66.25 nor greater than $76.00 per share, net to the seller of such shares in cash, less applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders. We will select the lowest purchase price within the indicated range that will enable us to purchase $25,000,000 in value of shares, or a lower amount depending on the number of shares that are properly tendered and not properly withdrawn prior to the expiration of the tender offer, at a price not less than $66.25 nor greater than $76.00 per share. We refer to the purchase price we select within the range indicated for our shares as the “purchase price”.
The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain customary conditions. See Section 7.
We will purchase at the purchase price all shares properly tendered and not properly withdrawn at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to change the per share purchase price range and to purchase an additional amount of shares, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, we may increase the number of shares accepted for payment in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. We will not purchase shares tendered at prices greater than the purchase price or shares that we do not accept for purchase because of proration provisions or conditional tenders. We will return any shares we do not purchase in the tender offer to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.
The shares are listed on the Nasdaq Global Select Market, which we refer to as Nasdaq, under the ticker symbol “CRAI”. We publicly announced our intention to commence the tender offer on March 8, 2021. On March 5, 2021, the last full trading day before the announcement of the tender offer, the reported closing price of the shares on Nasdaq was $66.16 per share. We urge you to obtain current market quotations for the shares before deciding whether and at which price or prices to tender your shares. See Section 8.
A detailed discussion of the tender offer is contained in this offer to purchase. Shareholders are strongly encouraged to read this entire package of materials, and the publicly filed information about us referenced herein, before making a decision regarding the tender offer.
Our board of directors has approved the tender offer. However, neither we nor our board of directors, the information agent, the dealer manager or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In doing so, you should read carefully the information in this offer to purchase and in the related letter of transmittal that accompanies this offer to purchase (the “letter of transmittal”), including the purposes and effects of the tender offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.
You may direct questions and requests for assistance in connection with the tender offer to Georgeson LLC, the information agent for the tender offer (the “information agent”), or Georgeson Securities Corporation, the dealer manager for the tender offer (the “dealer manager”), at their respective addresses or telephone numbers set forth on the back cover page of this document. You may also direct requests for additional copies of this document, the letter of transmittal, the notice of guaranteed delivery or other related materials to the information agent.
Offer to Purchase dated March 8, 2021

IMPORTANT PROCEDURES
If you wish to tender all or any part of your shares, you must do one of the following before the tender offer expires at 5:00 p.m., Eastern Time, on April 5, 2021, or such later date and time to which we may extend the tender offer:
•
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

•
If you hold certificates registered in your own name, complete and sign the letter of transmittal according to the instructions therein and deliver it, together with any required signature guarantees, the original certificate(s) for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A., the depositary for the tender offer, or the depositary, at the address appearing on the back cover page of this offer to purchase.

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If you are an institution participating in the Depository Trust Company, which we call the “book-entry transfer facility” in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

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If you are a holder of vested options, you may exercise your vested options in accordance with the terms of the applicable equity incentive plan and option agreements and tender the shares issued upon such exercise unless you are restricted from doing so pursuant to the terms of our stock ownership guidelines. You must exercise your options sufficiently in advance of the expiration of the tender offer to receive your shares in order to tender. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

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If you are a holder of restricted stock or time-vesting or performance-vesting restricted stock units, or RSUs, you may only tender shares that you have acquired through vesting of such equity awards and for which you are not restricted from doing so pursuant to the terms of our stock ownership guidelines.

If you desire to tender your shares but (a) your share certificates are not immediately available or cannot be delivered to the depositary by the expiration of the tender offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or (c) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.
We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) shareholders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.
You may contact the information agent, dealer manager, or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the information agent and the dealer manager is set forth on the back cover page of this offer to purchase.
We have not made any recommendation as to whether you should tender or not tender your shares in the tender offer. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. You should not rely on any recommendation, or any such representation or information, as having been authorized by us, any member of our board of directors, the dealer manager, the information agent or the depositary.

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The statements made in this offer to purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this offer to purchase and the letter of transmittal will not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of a later date or that there has not been any change in such information or in our affairs since such dates.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. It highlights the most material terms of the proposed tender offer, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the body of this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.
Who is making the tender offer?
CRA International, Inc., a Massachusetts corporation, with principal executive offices at 200 Clarendon Street, T-09, Boston, Massachusetts 02116.
What are we offering to purchase?
Our intent is to purchase up to $25,000,000 in value of shares of our common stock. However, we reserve the right, in our sole discretion, to purchase additional shares in the tender offer, subject to applicable law. See Section 1.
What will be the purchase price for the shares?
We are conducting the tender offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $66.25 to $76.00 per share. We will determine the purchase price that we will pay per share promptly after the expiration of the tender offer. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase $25,000,000 in value of shares, or a lower amount depending on the number of shares that are properly tendered and not properly withdrawn prior to the expiration of the tender offer.
The purchase price will not be less than $66.25 nor greater than $76.00 per share. The lower end of the price range for the tender offer is greater than the closing sale price for the shares on March 5, 2021, the last full trading day before the public announcement of the commencement of the tender offer, when the closing sale price on Nasdaq for a share was $66.16. We will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares we purchase in the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer,” indicating that you will accept the purchase price determined in the tender offer. If you agree to accept the purchase price determined in the tender offer, your shares will be deemed to be tendered at the minimum price of $66.25 per share. You should understand that this election could have the effect of decreasing the purchase price determined by us, which may result in your shares being purchased at the minimum price per share. See Section 2.
How many shares will CRA purchase in the tender offer?
We are offering to purchase up to $25,000,000 in value of shares. At the maximum purchase price of $76.00 per share, we could purchase 328,947 shares if the tender offer is fully subscribed, which would represent approximately 4.3% of our issued and outstanding common stock as of March 1, 2021. At the minimum purchase price of $66.25 per share, we could purchase 377,358 shares, which would represent approximately 4.9% of our issued and outstanding common stock as of March 1, 2021. If, based on the purchase price we determine, more than $25,000,000 in value of shares are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration of the tender offer, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for lots held by owners of less than 100 shares, or odd lots, which we will purchase on a priority basis as described in the immediately following paragraph, and except for shares that were conditionally tendered and for which the condition was not satisfied. Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the tender offer, up to an additional 2% of outstanding shares of our common stock (or 152,973 shares) without amending or extending the tender offer. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1 and Section 7.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the tender offer expires and you complete the section entitled “Odd Lots” in the letter of transmittal, and, if applicable, the notice of guaranteed delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.
What will be the form of payment of the purchase price?
If we purchase your shares in the tender offer, we will pay the purchase price, net to you in cash, less any applicable withholding taxes and without interest, for all of your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the tender offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1 and Section 5.
How will CRA pay for the shares?
We anticipate that we will purchase shares tendered in the tender offer and pay the related fees and expenses out of borrowed funds from our revolving credit facility and cash on hand. As of January 2, 2021, we had approximately $120.0 million available under our credit facility and cash on hand of approximately $46.0 million. See Section 9.
How long do I have to decide whether to tender my shares?
You may tender your shares until the tender offer expires. The tender offer will expire on April 5, 2021, at 5:00 p.m., Eastern Time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable law. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the applicable deadline.
Can the tender offer be extended, amended or terminated, and under what circumstances?
We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered thereunder. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15.
How will I be notified if CRA extends, amends or terminates the tender offer?
We will issue a press release no later than 9:00 a.m., Eastern Time, on the business day after the scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. Similarly, we will announce any termination of the tender offer by making a public announcement of the termination. See Section 15.
What is the purpose of the tender offer?
We believe that the repurchase of shares is consistent with our long-term goal of maximizing shareholder value. Our board of directors, with the assistance of management, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the tender offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares, particularly because we believe the current market price of our shares to be undervalued. Furthermore, we believe the tender offer is an efficient means to provide value to our shareholders. The tender offer represents the opportunity for us to return cash to shareholders who elect to tender their shares, while at the same time increasing non-tendering shareholders’ proportionate interest in us. See Section 2 and Section 10.
Are there any conditions to the tender offer?
Yes. The tender offer is subject to customary conditions, including the absence of court and governmental action prohibiting, challenging or restricting the tender offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions. See Section 7.
Following the tender offer, will CRA continue as a public company?
Yes. The completion of the tender offer in accordance with its terms and conditions will not cause our shares to cease to be listed on Nasdaq or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. See Section 12.
How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., Eastern Time, on April 5, 2021, or any later time and date to which the tender offer may be extended:
•
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

•
If you hold certificates registered in your own name, complete and sign the letter of transmittal according to the instructions therein and deliver it, together with any required signature guarantees, the original certificate(s) for your shares and any other documents required by the letter of transmittal, to the depositary at the address appearing on the back cover page of this offer to purchase.

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If you are an institution participating in the book-entry transfer facility, tender your shares according to the procedure for book-entry transfer described in Section 3.

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If you are a holder of vested options, you may exercise your vested options in accordance with the terms of the applicable equity incentive plans and option agreements and tender the shares issued upon such exercise unless you are restricted from doing so pursuant to the terms of our stock ownership guidelines. You must exercise your options sufficiently in advance of the expiration of the tender offer to receive your shares in order to tender. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

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If you are a holder of restricted stock or RSUs, you may only tender shares that you have acquired through vesting of such equity awards and for which you are not restricted from doing so pursuant to the terms of our stock ownership guidelines.

If you want to tender your shares, but: (a) the certificates for your shares are not immediately available or cannot be delivered to the depositary by the expiration of the tender offer; (b) you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer; or (c) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.
We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, then, only to the extent permitted by Rule 13e-4(f)(9)(ii), the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction.
You may contact the information agent, the dealer manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the information agent and the dealer manager is set forth on the back-cover page of this offer to purchase. See Section 3 and the instructions to the letter of transmittal.
Can I tender shares subject to the condition that a specified number of my shares must be purchased?
Yes, you may tender your shares subject to this condition by following certain procedures. See Section 6. See also Section 1 (regarding priority of shares to be purchased in the tender offer).
Once I have tendered shares in the tender offer, can I withdraw my tender?
You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., Eastern Time, on April 5, 2021, unless we extend the tender offer, in which case you may withdraw until the latest date to which we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, Eastern Time, on May 5, 2021. See Section 4.
How do I withdraw shares I previously tendered?
You must deliver, on a timely basis, a written notice of your withdrawal with the required information to the depositary at the address appearing on the back cover page of this offer to purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 3 and Section 4.
Can I participate in the tender offer if I hold vested stock options to purchase shares?
If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable equity compensation plans and option agreements and tender the shares received upon such exercise in accordance with this tender offer. See Section 3. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer. You must exercise your vested options at least five (5) business days prior to the expiration date (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., Eastern Time, on March 29, 2021) in order to provide you with sufficient time to properly tender the shares in the tender offer. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise price(s), the date(s) of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. We strongly encourage you to discuss the tender offer with your tax and other financial advisors.
Can I participate in the tender offer if I hold unvested restricted stock or RSUs?
No. We are not offering to purchase as part of the tender offer restricted stock or RSUs which have not vested, and tenders of such equity awards will not be accepted. See Section 3.
Has CRA or its Board of Directors adopted a position on the tender offer?
Our board of directors has approved the tender offer. However, none of CRA, its board of directors, the information agent or the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the related letter of transmittal, including our reasons for making the tender offer. See Section 2.
Do the directors and executive officers of CRA intend to tender any shares in the tender offer?
Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. Accordingly, if we complete the tender offer, the proportional holdings of our directors and executive officers will increase. However, subject to applicable law, our directors and executive officers may subsequently sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price we will pay shareholders who tender shares in the tender offer. See Section 11.
If I decide not to tender, how will the tender offer affect my shares?
Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock immediately following the consummation of the tender offer. See Section 12.
When will CRA pay for the shares I tender?
We will pay the purchase price, net to you in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered shares until at least four (4) business days after the expiration of the tender offer. See Section 5.
What is the recent market price of my shares?
On March 5, 2021, the last full trading day prior to the commencement of the tender offer, the reported closing sale price of our common stock on Nasdaq was $66.16 per share. We urge you to obtain current quotations of the market price of our common stock before deciding to tender your shares. See Section 8.
Will I have to pay brokerage commissions if I tender my shares?
If you are a registered shareholder and you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.
What are the United States federal income tax consequences if I tender my shares?
Generally, you will be subject to United States, or U.S., federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated either as (1) consideration received in respect of a sale or exchange of the tendered shares or (2) a distribution from us in respect of our stock. Different consequences could arise if you acquired your shares through the exercise of employee stock options (or otherwise as compensation) or are otherwise subject to special treatment under the U.S. federal income tax laws. You should consult your tax advisor as to the particular consequences to you of participation in the tender offer in light of your specific circumstances. See Section 14.
Will I have to pay any stock transfer tax if I tender my shares?
If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
What is the accounting treatment of the tender offer?
The accounting for the repurchase of the shares under the tender offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares, a reduction in cash and cash equivalents in an amount corresponding to the portion of the shares purchased for cash, and an increase in the amount outstanding under our credit facility in an amount corresponding to the portion of the shares purchased using our revolving credit facility. See Section 2.
Whom can I talk to if I have questions?
Georgeson LLC, the information agent, can help answer your questions. You may also contact the dealer manager, Georgeson Securities Corporation. Their respective contact information is set forth on the back cover page of this offer to purchase.

FORWARD-LOOKING STATEMENTS
This offer to purchase, the documents incorporated by reference and other written reports and oral statements made from time to time by CRA International, Inc. may contain “forward-looking statements” regarding future events and our future results. These forward-looking statements reflect the views of our management regarding current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements are inherently uncertain, and actual events could differ materially from our predictions for a variety of reasons, including, without limitation, those discussed elsewhere in this offer to purchase, the documents incorporated by reference and in our other reports filed with the Securities and Exchange Commission. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Important factors that could cause actual events to vary from our predictions include those discussed in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Securities and Exchange Commission.
These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except for our obligations under the Exchange Act to disclose a material change in the information in this offer to purchase, we are not under any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Please carefully review and consider the various disclosures made in this offer to purchase and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition or prospects. You can read these documents at www.sec.gov.

INTRODUCTION
To the Holders of our Common Stock:
We invite our shareholders to tender shares of our common stock, no par value per share, for purchase by us. We are offering to purchase up to $25,000,000 in value of shares at a price not less than $66.25 nor greater than $76.00 per share, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal.
On the terms and subject to the conditions of the tender offer, we will select the lowest purchase price that is not less than $66.25 nor greater than $76.00 per share that will allow us to purchase $25,000,000 in value of shares or a lower amount depending on the number of shares that are properly tendered and not properly withdrawn. If shares having an aggregate value of less than $25,000,000 are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return tendered shares that we do not purchase to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.
Our intent is to purchase up to $25,000,000 in value of shares of our common stock. However, we reserve the right to purchase additional shares pursuant to the tender offer, subject to certain limitations and legal requirements. See Section 1.
The tender offer, proration period and the withdrawal rights will expire at 5:00 p.m., Eastern Time, on April 5, 2021, unless extended. We may, in our sole discretion, extend the period of time in which the tender offer will remain open.
Shareholders must complete the section of the related letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.
We will pay the purchase price, net to the seller in cash, less applicable withholding taxes and without interest, for all shares that we purchase. Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.
The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain customary conditions. See Section 7.
Our board of directors has approved the tender offer. However, none of CRA, its board of directors, the information agent or the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In doing so, you should read carefully the information in this offer to purchase and the related letter of transmittal, including our reasons for making the tender offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.
If, on the expiration date, shares having an aggregate value in excess of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares in the following order:

•
first, from all holders of odd lots who (i) properly tender all their shares at or below the purchase price selected by us and do not properly withdraw the shares before the expiration date and (ii) complete the section captioned “Odd Lots” on the letter of transmittal and, if applicable, on the notice of guaranteed delivery, without regard to any proration that would otherwise be applicable to such “odd lot” shares;

•
second, on a pro rata basis from all other shareholders who properly tender and do not properly withdraw shares at or below the purchase price selected by us before the expiration date, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•
third, only if necessary to permit us to purchase $25,000,000 in value of shares (or such greater amount as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.
Section 14 of this offer to purchase describes the material U.S. federal income tax consequences of a sale of shares under the tender offer.
If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable equity compensation plans and option agreements and tender the shares received upon such exercise in accordance with this tender offer. In order to properly tender shares in the tender offer, you must exercise your options. Only tenders of common stock will be accepted under the terms of the tender offer. If you wish to participate in the tender offer, you must exercise your stock option(s) at least five (5) business days before the expiration date (which, unless the tender offer is extended, will require you to exercise such option(s) no later than 5:00 p.m., Eastern Time, on March 29, 2021).
As of March 1, 2021, we had issued and outstanding approximately 7,648,669 shares of our common stock. At the maximum purchase price of $76.00 per share, we could purchase 328,947 shares if the tender offer is fully subscribed, which would represent approximately 4.3% of our issued and outstanding common stock as of March 1, 2021. At the minimum purchase price of $66.25 per share, we could purchase 377,358 shares, which would represent approximately 4.9% of our issued and outstanding common stock as of March 1, 2021. Our common stock is listed on Nasdaq under the ticker symbol “CRAI”. On March 5, 2021, the last full trading day prior to the commencement of the tender offer, the reported closing sale price of our common stock on Nasdaq was $66.16 per share. We urge you to obtain current market quotations for the shares before deciding whether and at which price or prices to tender your shares. See Section 8.
THE TENDER OFFER
1.
Number of Shares; Odd Lots; Proration.

General.   Upon the terms and subject to the conditions of the tender offer, we will purchase $25,000,000 in value of shares, or if a lower amount of shares is properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn, at a price not less than $66.25 nor greater than $76.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.
The term “expiration date” means 5:00 p.m., Eastern Time, on April 5, 2021, unless and until we, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event the term “expiration date” will refer to the latest time and date at which the tender offer, as so extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, which we refer to as the SEC, we may, and we expressly reserve the right to, purchase under the tender offer an additional number of shares not to exceed 2% of our outstanding shares (or 152,973 shares). See Section 15. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.
If we:
•
increase the price to be paid for shares above $76.00 per share or decrease the price to be paid for shares below $66.25 per share;

•
increase the aggregate purchase price limit and thereby increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of our outstanding shares (or 152,973 shares);

•
decrease the aggregate purchase price limit and thereby decrease the number of shares being sought in the tender offer; or

•
increase or decrease the fees to be paid to the dealer manager; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that we first publish, send or give notice in the manner specified in Section 15 of any such increase or decrease, we will extend the tender offer until the expiration of ten (10) business days from the date that we first publish, send or give notice of any increase or decrease specified above. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain customary conditions.See Section 7.
Purchase Price.   In accordance with Instruction 5 of the related letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $66.25 nor greater than $76.00 per share, at which they are willing to sell their shares to us under the tender offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that we ultimately select to pay for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering shareholder receiving a price per share as low as $66.25 or as high as $76.00. If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” indicating that they will accept the purchase price determined in the tender offer. Note that this election could result in the tendered shares being purchased at the minimum price of $66.25 per share.
To tender shares properly, you must specify one and only one price box in the appropriate section in each letter of transmittal. If you want to tender portions of your shares at different prices, you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. The same shares cannot be tendered (unless first properly withdrawn) at more than one price. If you specify more than one price on a single letter of transmittal, or if you fail to check any price at all, you will not have properly tendered your shares.See Section 3.
Promptly following the expiration date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not less than $66.25 nor greater than $76.00 per share, net to the seller in cash, less applicable withholding taxes and without interest, that will enable us to purchase $25,000,000 in value of shares, or a lower amount depending on the number of shares that are properly tendered and not properly withdrawn in the tender offer prior to the expiration date. If, based on the purchase price we determine, shares having an aggregate value of less than $25,000,000 are properly tendered and not properly withdrawn, we will buy all the shares that are properly tendered and not properly withdrawn.
We will purchase all shares properly tendered at or below the purchase price and not properly withdrawn, all at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions. We will not purchase any shares tendered at prices greater than the purchase price we select. Additionally, we may not purchase all of the shares tendered at the purchase price because of proration provisions or conditional tenders. We will return to the tendering shareholders shares that we do not purchase in the tender offer at our expense promptly after the expiration date. By following the instructions to the letter of transmittal, you can specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares, but you must submit a separate letter of transmittal for shares tendered at each price. You also can specify the order in which you would like us to purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of your tendered shares.
If the value of the shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to $25,000,000, or such greater amount as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all such shares at the purchase price.
Priority of Purchases.   Upon the terms and subject to the conditions of the tender offer, if, based on the purchase price determined in the tender offer, shares having an aggregate value in excess of $25,000,000, or such greater amount as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase properly tendered and not properly withdrawn shares in the following order of priority:
First, we will purchase all shares tendered by all holders of odd lots who:
•
tender all shares owned beneficially or of record (partial tenders will not qualify for this preference) at a price at or below the purchase price selected by us; and

•
complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate rounding adjustments to avoid purchases of fractional shares, as described below.
Third, only if necessary to permit us to purchase $25,000,000 in value of shares at the purchase price determined in the tender offer (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.
If the tender offer is over-subscribed, we may not purchase all of the shares that a shareholder tenders in the tender offer even if they are tendered at prices at or below the purchase price. It is also possible that we will not purchase any of the shares conditionally tendered even if those shares are tendered at prices at or below the purchase price.
Odd Lots.   For purposes of the tender offer, the term “odd lots” means all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot” holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, we will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares on Nasdaq. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration.   In the event the tender offer is over-subscribed by tendering shareholders, shares tendered will be subject to proration, except for odd lots. If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Subject to rounding adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this offer to purchase, proration for each shareholder that tenders shares will be based on the ratio of the total number of shares properly tendered and not properly withdrawn by the shareholder at or below the purchase price selected by us to the total number of shares properly tendered (excluding odd lots) and not properly withdrawn by all shareholders (other than odd lot holders) at or below the purchase price selected by us. This ratio will be applied to shareholders tendering shares (other than odd lot holders) to determine the number of shares that will be purchased from each tendering shareholder.
Because of the potential difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately four (4) business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.
As described in Section 14, the number of shares that we will purchase from a shareholder under the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender shares.
We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of March 8, 2021 and we will furnish them to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.
Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.

Purpose of the Tender Offer.
In February 2021, we announced an expansion of our open market share repurchase program, which we have expanded and extended from time to time. We determined that buying back our shares and reducing share count from time to time was an effective way of using some of our cash to increase shareholder value. The share repurchase program was designed to comply with Rule 10b-18 under the Exchange Act, which imposes certain limitations on the number of shares we can purchase and the timing of the purchases.
We believe that the modified “Dutch Auction” tender offer is a prudent use of our financial resources given our current liquidity, our prospective capital requirements and the current market price of our shares, particularly because we believe the current market price of our shares to be undervalued. We believe that the tender offer provides our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, shareholders who do not participate in the tender offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our board of directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our shareholders. We do not believe that our consummation of the tender offer will impair our ability to pursue our business strategy.
In determining the size and number of shares to purchase in the tender offer, our board of directors, with the assistance of outside advisors, considered a broad range of factors, including our financial condition, operations, competitive position, resources and business prospects, the current market prices of our shares and our desire for future financial flexibility. Our board of directors also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.
After the completion of the tender offer, we expect to have sufficient cash to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise. See Section 9.

The accounting for the repurchase of the shares under the tender offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares, a reduction in cash and cash equivalents in an amount corresponding to the portion of the shares purchased for cash, and an increase in the amount outstanding under our credit facility in an amount corresponding to the portion of the shares purchased using our revolving credit facility. After the completion of the tender offer, we expect to have sufficient cash to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise. See Section 9.
None of CRA, its board of directors, the information agent or the dealer manager makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. We have been advised that none of our directors or executive officers intends to tender any shares in the tender offer.
Certain Effects of the Tender Offer.   The tender offer presents potential risks and disadvantages to us and our continuing shareholders. The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our shares as well as increased volatility of our share price after completion of the tender offer. See Section 12. Future open market purchases, if authorized, would further reduce our public float.
Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will continue to be owners of us. As a result, those shareholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float.
We can give no assurance that we will not issue additional shares or other equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price which may be significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the purchase price paid by us in the tender offer.
Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the tender offer. Accordingly, if we complete the tender offer, the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price we pay tendering shareholders in the tender offer.
We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of this tender offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the tender offer, until the expiration of at least ten (10) business days after the expiration or earlier termination of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Any possible future purchases by us will depend on many factors, including the market price of our common stock, the results of the tender offer, our business and financial position, and general economic and market conditions.
Shares acquired pursuant to the tender offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action, except as required by applicable law or the rules of Nasdaq or any securities exchange on which the shares may then be listed, for various purposes including, without limitation, acquisitions of other businesses, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the tender offer.
Other Plans.   Except as described in this offer to purchase, including those documents filed with the SEC and incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•
any material change in our present dividend policy, indebtedness or capitalization;

•
other than the continuous review of the size of our board of directors and director qualifications in the ordinary course, as described below, any change in our present board of directors or management, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any of our executive officers, except that, with respect to Robert Holthausen, we expect our board of directors to waive our director retirement policy so that Mr. Holthausen will be nominated for another term for reelection to our board of directors at our next annual meeting of shareholders;

•
any other material change in our corporate structure or business;

•
our common stock being delisted from Nasdaq;

•
our common stock becoming eligible for termination of registration under the Exchange Act;

•
the suspension of our obligation to file reports under the Exchange Act;

•
the acquisition by any person of additional securities of ours, or the disposition of our securities, other than pursuant to the grants of restricted stock, RSUs, stock options or other equity awards to employees and directors in the ordinary course of business and our share repurchase program, which we will not be utilizing during the tender offer, but we may make purchases pursuant to the share repurchase program in the future; or

•
any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

During the course of our annual governance processes, our board of directors and the committees thereof evaluate and determine board, committee and management matters, including evaluations, arrangements, size, structure, qualifications and composition. Many of these matters will be considered in the coming months in preparation for our next annual meeting of shareholders to be held later this year.
Although we do not currently have any plans, other than as described in this offer to purchase, including those documents filed with the SEC and incorporated by reference herein, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.
3.
Procedures for Tendering Shares.

Proper Tender of Shares.   For shareholders to properly tender shares under the tender offer, either (1) or (2) below must happen:
(1)
The depositary must receive all of the following before 5:00 p.m., Eastern Time, on the expiration date at the depositary’s address on the back cover page of this offer to purchase:

•
either (a) the original certificate(s) representing the tendered shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer as described below, a confirmation of receipt of the shares;

•
either (a) a properly completed and duly executed letter of transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described below; and

•
any other documents required by the letter of transmittal.

(2)
The tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.
We recommend that shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the depositary.
In accordance with Instruction 5 of the letter of transmittal, each shareholder desiring to tender shares pursuant to the tender offer must either (1) check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $66.25 per share, or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the letter of transmittal captioned “Shares Tendered at Price Determined by Shareholder.”
If you wish to maximize the chance that we will purchase your shares, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” indicating that you will accept the purchase price determined in the tender offer. Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will be available for purchase at the minimum price of $66.25 per share and, as a result, it is possible that this election could result in us purchasing tendered shares at the minimum price of $66.25 per share.
If you desire to tender shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares, provided that you may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, you must check one and only one price box in the appropriate section of each letter of transmittal. If you check more than one box, or if you fail to check any box at all, you will not have properly tendered your shares.
Shareholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.
Odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.
In order to qualify for the preferential treatment available to odd lot holders as set forth in Section 1, odd lot holders must tender all of their shares and also complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.
Signature Guarantees.   No signature guarantee is required if:
•
the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the share certificates tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or
•
shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.
Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of:
•
share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described below;

•
a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message in the case of a book-entry transfer; and

•
any other documents required by the letter of transmittal.

Method of Delivery.   The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering shareholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.
All deliveries made in connection with the tender offer, including the letter of transmittal and share certificates, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.
Book-Entry Delivery.   The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two (2) business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) or (2) below must occur:
(1)
a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date; or

(2)
the guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

Guaranteed Delivery.   If you want to tender your shares, but your share certificates are not immediately available or you cannot deliver the share certificates to the depositary before the expiration date, or you cannot complete the procedure for book-entry transfer before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you may nevertheless tender your shares, provided that you satisfy all of the following conditions:
•
you make the tender by or through an eligible guarantor institution;

•
the depositary receives by mail or overnight courier, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which you are tendering shares, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•
the depositary receives at the address listed on the back cover page of this offer to purchase the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within two (2) Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Procedure for Stock Options.   We are not offering, as part of the tender offer, to purchase any outstanding stock options and tenders of stock options will not be accepted. Holders of vested stock options who wish to participate in the tender offer may exercise their stock options and purchase shares, and then tender the shares under the tender offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable equity compensation plan and option agreements. In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason. You must exercise your vested options at least five (5) business days prior to the expiration date (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., Eastern Time, on March 29, 2021) in order to provide you with sufficient time to properly tender the shares in the offer. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise price(s), the date(s) of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. We strongly encourage you to discuss the tender offer with your tax and other financial advisors.
Procedures for Unvested Restricted Stock and RSUs.   We are not offering, as part of the tender offer, to purchase any outstanding shares of unvested restricted stock or RSUs, and tenders of restricted stock or RSUs will not be accepted.
Return of Unpurchased Shares.   The depositary will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   We will determine, in our sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all persons participating in the tender offer, subject to such tender offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretation of the terms of the tender offer will be final and binding on all persons participating in the tender offer, subject to such tender offer participants disputing such determination in a court of competent jurisdiction. No tender of shares will be deemed to have been made properly until the shareholder cures, or we waive, all defects or irregularities. None of CRA, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.
U.S. Federal Backup Withholding.   Under the U.S. federal backup withholding rules, 24% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury unless the shareholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) to the depositary and provides the required certifications under penalties of perjury or otherwise establishes an exemption from U.S. federal backup withholding. Therefore, tendering shareholders should complete and sign the Substitute Form W-9 included as part of the related letter of transmittal or the applicable IRS Form W-8 in order to provide the information and certifications necessary to avoid U.S. federal backup withholding. Tendering shareholders can obtain the applicable forms from the depositary. See Instruction 12 of the letter of transmittal.
To prevent U.S. federal backup withholding tax on the gross payments made to you for shares purchased under the tender offer, if you do not otherwise establish an exemption from such withholding, you must provide the depositary with a properly completed Substitute Form W-9 or applicable IRS Form W-8.
U.S. Federal Tax Withholding for Non-U.S. Holders.   Gross proceeds payable pursuant to the tender offer to a Non-U.S. Holder (as defined in Section 14) or his, her or its agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (or, if an income tax treaty applies, the gross proceeds are generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from U.S. federal withholding tax, a Non-U.S. Holder must deliver to the depositary a validly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable (with respect to income tax treaty benefits), or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States), claiming such exemption or reduction before the payment is made. Tendering Non-U.S. Holders can obtain the applicable forms from the depositary.
A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the tender offer, including the application of U.S. federal tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.
For a discussion of material U.S. federal income tax consequences to tendering shareholders see Section 14.
Your Representation and Warranty; Our Acceptance Constitutes an Agreement.   A tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that:
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the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act;

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the shareholder has full power and authority to tender, sell, assign and transfer the shares tendered;

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when and to the extent we accept the shares for purchase, we will acquire good and marketable title to them, free and clear of all security interests, liens, restrictions, claims, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and the shares will not be subject to any adverse claims or rights;

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the shareholder will, on request by the depositary or us, execute and deliver any additional documents deemed by the depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered and accepted for purchase;

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the shareholder has read and agrees to all terms of the tender offer; and

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the shareholder’s tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:
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has a net long position equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

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will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the tender offer. All authority conferred or agreed to be conferred by delivery of the letter of transmittal will be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and will not be affected by, and shall survive, the death or incapacity of such tendering shareholder.
Lost or Destroyed Certificates.   Shareholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Computershare Trust Company, N.A., the transfer agent for our common stock, at (800) 546-5141, for instructions as to obtaining a replacement share certificate at the address specified on the cover of the letter of transmittal. That share certificate will then be required to be submitted, together with the letter of transmittal, in order to receive payment for shares that are tendered and accepted for payment. The shareholder may be required to post a bond to secure against the risk that the original share certificate may subsequently emerge. The letter of transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. We urge you to contact Computershare immediately in order to receive further instructions, for a determination as to whether you will need to post a bond, and to permit timely processing of this documentation.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. You may withdraw shares tendered under the tender offer according to the procedures described below at any time prior to the expiration date. Thereafter, if we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, Eastern Time, on May 5, 2021.
For a withdrawal to be effective, the depositary must timely receive a written notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares that the shareholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates for the shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.
If a shareholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures.
We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, and such determination will be final and binding on all persons participating in the tender offer, subject to such tender offer participants disputing such determination in a court of competent jurisdiction. Neither we nor the depositary, the information agent, the dealer manager or any other person will be under any duty to provide notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.
A shareholder may not rescind a withdrawal and we will deem any shares that a shareholder properly withdraws not properly tendered for purposes of the tender offer, unless the shareholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in Section 3.
5.
Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will:
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determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

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accept for payment and pay for, and thereby purchase, shares having an aggregate purchase price of up to $25,000,000, or if a lower amount of shares is properly tendered and not properly withdrawn, all shares that are properly tendered at prices at or below the purchase price we select and not properly withdrawn prior to the expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price we select and are not properly withdrawn, subject to the “odd lot,” proration, and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.
Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price not less than $66.25 nor greater than $76.00 per share that will enable us to purchase $25,000,000 in value of shares, subject to increase or decrease as provided in Section 1, if properly tendered and not properly withdrawn, or a lower amount depending on the number of shares that are properly tendered and not properly withdrawn.
We will pay for shares that we purchase under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least four (4) business days after the expiration date. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that we do not accept for purchase due to proration or conditional tenders, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the purchase price regardless of any delay in making the payment. In addition, if certain events occur prior to the expiration date, we may not be obligated to purchase shares under the tender offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however,
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payment of the purchase price is to be made to any person other than the registered holder,

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certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

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tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the letter of transmittal.
Any tendering shareholder or other payee who fails to fully complete, sign and return to the depositary the Substitute IRS Form W-9 included with each letter of transmittal or applicable IRS Form W-8, as the case may be, may be subject to U.S. federal backup withholding of 24% of the gross proceeds paid to such shareholder or other payee under the tender offer. Any tendering shareholder or other payee who is a Non-U.S. Holder (as defined in Section 14) generally will be subject to a U.S. federal withholding tax of 30% of the gross proceeds paid to such Non-U.S. Holder, and such Non-U.S. Holder must fully complete, sign and return to the depositary the applicable IRS Form W-8 in order to claim any reduced rate of withholding under an applicable tax treaty. See Section 14.
6.
Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in the tender offer from the shareholder in a manner that the transaction would be treated as a sale of the shares by the shareholder, rather than as a distribution by us to the shareholder (all or a portion of which may be classified as the payment of a dividend to the shareholder), for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that we must purchase a specified minimum number of the shareholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal, and, if applicable, in the notice of guaranteed delivery, and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each shareholder to consult with their own financial and tax advisors with respect to the advisability of making a conditional tender.
On the expiration date, if, based on the purchase price determined in the tender offer, more than $25,000,000 in value of shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration factor based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any shareholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase $25,000,000 in value of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.
7.
Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, the purchase of or the payment for, shares tendered, or may accept for payment fewer than all of the shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after March 8, 2021 and before the expiration date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred), other than by actions or omissions to act by us, and, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, such event or events make it inadvisable to proceed with the tender offer or with acceptance for payment:
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there has been threatened in writing or instituted or there is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

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challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer;

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in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares pursuant to the tender offer; or

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materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

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there has been any action threatened in writing, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, would or might, directly or indirectly:

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make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer; or

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delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

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there has occurred any of the following:

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any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, United Kingdom, or European Union;

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the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, United Kingdom, or European Union, whether or not mandatory;

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a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

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the commencement of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any of its territories, on or after March 8, 2021;

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any material escalation of any war or armed hostilities which had commenced prior to March 8, 2021;

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any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in, the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

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any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in shares of our common stock, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries, including as a result of the COVID-19 pandemic;
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in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

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any decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the United States of the Dow Jones Industrial Average, the Standard & Poor’s Composite Index of 500 Industrial Companies, the New York Stock Exchange Index or the Nasdaq Global Select Market Composite Index, in each case measured from the close of trading on March 5, 2021, the last trading day prior to the date of the announcement of the tender offer;

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legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the tender offer in any manner that would adversely affect us or any of our affiliates or shareholders;

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a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us, or any of our subsidiaries or affiliates, has been proposed, announced or made by any person or has been publicly disclosed;

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we learn that:

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any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 5, 2021);

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any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 5, 2021 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 1% or more of our outstanding shares;

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any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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any change or combination of changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the tender offer to us; or

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any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer has not been obtained on terms satisfactory to us in our reasonable judgment; or

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we determine that the consummation of the tender offer and the purchase of the shares may (1) cause the shares to be held of record by fewer than 300 persons, or (2) cause the shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion, but only based on events occurring or not occurring before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time, but only based on events occurring or not occurring before the expiration date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination or judgment by us concerning the events described above will be final and binding on all persons participating in the tender offer, subject to such tender offer participants disputing such determination in a court of competent jurisdiction.
8.
Price Range of Shares; Dividends.

Price Range of Shares
Shares of our common stock are listed and principally traded on the Nasdaq Global Select Market under the symbol “CRAI.” The following table sets forth the high and the low sales prices of our common stock as reported on the Nasdaq Global Select Market for the periods indicated.
Fiscal Year Ended December 28, 2019	High	Low
December 30, 2018 to March 30, 2019	$53.32	$39.56
March 31, 2019 to June 29, 2019	$54.23	$34.24
June 30, 2019 to September 28, 2019	$44.69	$37.12
September 29, 2019 to December 28, 2019	$56.04	$40.28
Fiscal Year Ended January 2, 2021
December 29, 2019 to March 28, 2020	$58.19	$21.96
March 29, 2020 to June 27, 2020	$45.37	$30.52
June 28, 2020 to September 26, 2020	$47.89	$35.35
September 27, 2020 to January 2, 2021	$54.31	$36.32
Fiscal Year Ending January 1, 2022
January 3, 2021 to March 5, 2021	$67.80	$49.43
We publicly announced our intention to conduct a tender offer prior to the opening of trading on Nasdaq on March 8, 2021. On March 5, 2021, the last full trading day prior to the commencement of the tender offer, the reported closing sale price of our common stock on Nasdaq was $66.16 per share. We urge shareholders to obtain current quotations of the market price of our common stock.
Dividends
Our board of directors declared the first quarterly dividend on our common stock during 2016 and we have continued to pay quarterly dividends through fiscal 2020. Although we anticipate paying regular quarterly dividends on our common stock for the foreseeable future, the declaration of dividends is subject to the discretion of our board of directors, and is restricted by applicable state law limitations on distributions to shareholders.
9.
Source and Amount of Funds

Our intent is to purchase up to $25,000,000 in value of shares of our common stock. However, we reserve the right, in our sole discretion, to purchase additional shares in the tender offer, subject to applicable law. We anticipate that we will purchase shares tendered in the tender offer and pay the related fees and expenses, estimated to be approximately $325,000, out of borrowed funds from our revolving credit facility described below and cash on hand. As of January 2, 2021, we had approximately $120.0 million available under our revolving credit facility and cash on hand of approximately $46.0 million. We typically pay annual bonuses to our consultant employees in late March or early April of each year, after our management and the compensation committee of our board of directors have made final determinations as to bonus amounts for eligible employees. We have accrued $102.6 million of bonuses as of January 2, 2021, the end of our most recently completed fiscal year. As a result, if the tender offer expires on April 5, 2021 as currently scheduled, we anticipate that substantially all of our annual bonuses will have been paid and, therefore, we expect that we will pay for the tendered shares out of borrowed funds from our revolving credit facility and cash on hand.

The principal effects of completion of the tender offer would be: (a) to increase our liabilities under our revolving credit facility; (b) to reduce our cash by the total amount of funds used by us to purchase the shares tendered in the tender offer and to pay the related fees and expenses; (c) to reduce our shareholders’ equity by the amount of funds used to consummate the tender offer; (d) to reduce the number of shares of our common stock outstanding by the number of shares purchased in the tender offer; and (e) to increase proportionately our earnings/loss per share by virtue of the decrease in the number of shares of our common stock outstanding.
Revolving Credit Facility
We are party to an amended and restated credit agreement, as amended, with Citizens Bank, N.A. as administrative agent, a lender and an issuing bank, Bank of America, N.A. as a lender and an issuing bank, and Santander, as a lender, which provides us with a $175.0 million revolving credit facility and a $15.0 million sublimit for the issuance of letters of credit. We may use the proceeds of the revolving credit facility to provide working capital and for other general corporate purposes. Generally, we may repay any borrowings under the revolving credit facility at any time, but must repay all borrowings no later than October 24, 2022.
Borrowings under the revolving credit facility bear interest at a rate per annum, at our election, of either (i) the adjusted base rate, as defined in the credit agreement, plus an applicable margin, which varies between 0.25% and 1.25% depending on our total leverage ratio as determined under the credit agreement, or (ii) the adjusted eurocurrency rate, as defined in the credit agreement, plus an applicable margin, which varies between 1.25% and 2.25% depending on our total leverage ratio. We are required to pay a fee on the unused portion of the revolving credit facility at a rate per annum that varies between 0.20% and 0.35% depending on our total leverage ratio. Borrowings under the credit facility are secured by 100% of the stock of certain of our U.S. subsidiaries and 65% of the stock of certain of our foreign subsidiaries.
Under the credit agreement, we must comply with various financial and non-financial covenants. Compliance with these financial covenants is tested on a fiscal quarterly basis. Any indebtedness outstanding under the credit facility may become immediately due and payable upon the occurrence of stated events of default, including our failure to pay principal, interest or fees or a violation of any financial covenant. The financial covenants require us to maintain an adjusted consolidated EBITDA to consolidated interest expense ratio of more than 2.5 to 1.0 and to comply with a consolidated debt to adjusted consolidated EBITDA ratio of not more than 3.0 to 1.0. The non-financial covenant restrictions of the senior credit agreement include, but are not limited to, our ability to incur additional indebtedness, engage in acquisitions or dispositions, and enter into business combinations.
We anticipate that we will use expected cash flow from future operations to repay any borrowing under our revolving credit facility in connection with the tender offer.
Pro Forma Information
The following unaudited consolidated pro forma financial information is derived from our consolidated financial statements, which we prepare in accordance with Generally Accepted Accounting Principles. The pro forma financial information presented below should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended January 2, 2021, filed with the Securities and Exchange Commission on March 4, 2021.
The pro forma financial information below assumes that: (i) the tender offer is fully subscribed; (ii) the purchase price per share is determined to be $66.25 (the lowest per-share purchase price in the tender offer); (iii) we purchase 377,358 shares of our common stock and such purchases are fully funded through borrowings on an existing revolving credit facility and (iv) purchases under the tender offer were made as of January 2, 2021 with respect to the selected consolidated balance sheet data provided and as of December 29, 2019 with respect to the selected consolidated statements of operations data provided. This pro forma financial information is not necessarily indicative of either our financial position or results of operations that would have been obtained had these transactions been consummated on the terms and dates described above and is not necessarily indicative of future results. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other risks and uncertainties, certain of which are beyond our control.
Selected Consolidated Balance Sheet Data
	January 2, 2021
	Actual	Adjustments for the Tender Offer	Pro Forma
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$45,677	$—	$45,677
Accounts receivable, net of allowances	111,595	—	111,595
Unbilled services, net of allowances	40,881	—	40,881
Prepaid expenses and other current assets	7,068	—	7,068
Forgivable loans	14,749	—	14,749
Total current assets	219,970	—	219,970
Property and equipment, net	62,878	—	62,878
Goodwill	89,187	—	89,187
Intangible assets, net	5,108	—	5,108
Right-of-use assets	122,144	—	122,144
Deferred income taxes	9,667	—	9,667
Forgivable loans, net of current portion	46,864	—	46,864
Other assets	2,692	—	2,692
Total assets	$558,510	$—	$558,510
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,430	$—	$19,430
Accrued expenses(1)	136,376	458	136,834
Deferred revenue and other liabilities	9,866	—	9,866
Current portion of lease liabilities	13,557	—	13,557
Current portion of deferred compensation	20,902	—	20,902
Revolving credit facility(2)	—	25,000	25,000
Total current liabilities	200,131	25,458	225,589
Non-current liabilities:
Deferred compensation and other non-current liabilities	7,075	—	7,075
Facility-related non-current liabilities	2,113	—	2,113
Non-current portion of lease liabilities	139,447	—	139,447
Deferred income taxes	725	—	725
Total non-current liabilities	149,360	—	149,360

	January 2, 2021
	Actual	Adjustments for the Tender Offer	Pro Forma
	(in thousands, except per share data)
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—
Common stock(3)(4)(6)	503	(503)	—
Retained earnings(5)(6)	216,999	(24,955)	192,044
Accumulated other comprehensive loss	(8,483)	—	(8,483)
Total shareholders’ equity	209,019	(25,458)	183,561
Total liabilities and shareholders’ equity	$558,510	$—	$558,510
Shares outstanding(3)	7,693	(377)	7,316
Book value per share	$27.17		$25.09

NOTE: Pro forma information assumes the Tender Offer occurred on the balance sheet date.
(1)
Pro forma information reflects accrued interest on borrowings for the entire year and fees and expenses directly attributable to the Tender Offer as well as adjustments for income taxes and fees associated with the unused portion of the revolving credit facility.

(2)
Pro forma information assumes shares repurchased in the Tender Offer will be funded through borrowings from CRA’s revolving credit facility.

(3)
Pro forma information assumes the Tender Offer is fully subscribed and $25.0 million of shares were repurchased and retired at the minimum purchase price for the Tender Offer of $66.25 per share.

(4)
Pro forma information reflects estimated fees and expenses, net of tax, directly attributable to the Tender Offer.

(5)
Retained earnings reflect interest on borrowings, net of tax.

(6)
Pro forma information reflects the purchase price charged against available paid-in-capital (“PIC”) until PIC is exhausted, wherein the remaining purchase price is charged to retained earnings.

Selected Consolidated Statement of Operations Data
	For the Fiscal Year Ended January 2, 2021
	Actual	Adjustments for the Tender Offer	Pro Forma
	(in thousands, except per share data)
Revenues	$508,373	$—	$508,373
Costs of services (exclusive of depreciation and amortization)	370,709	—	370,709
Selling, general and administrative expenses	90,028	—	90,028
Depreciation and amortization	12,840	—	12,840
Income from operations	34,796	—	34,796
Interest expense, net(1)	(1,216)	(301)	(1,517)
Foreign currency gains (losses), net	42	—	42
Income before provision for income taxes	33,622	(301)	33,321
Provision for income taxes(2)	9,115	(81)	9,034
Net income	$24,507	$(220)	$24,287

	For the Fiscal Year Ended January 2, 2021
	Actual	Adjustments for the Tender Offer	Pro Forma
	(in thousands, except per share data)
Net income per share:
Basic(3)	$3.14		$3.27
Diluted(3)	$3.07		$3.20
Weighted average number of shares outstanding:
Basic(3)	7,768		7,391
Diluted(3)	7,948		7,571

(1)
Pro forma information reflects increase in interest related to the borrowings used to fund the Tender Offer, adjusted for fees associated with the unused portion of the revolving credit facility.

(2)
Pro forma information reflects income tax rate of 27.0%.

(3)
Pro forma information assumes the Tender Offer is fully subscribed, and $25.0 million of shares were repurchased at the minimum purchase price for the Tender Offer of $66.25 per share (that is, 377,358 shares) on December 29, 2019.

10.
Certain Information About Us.

We are a leading global consulting firm specializing in providing economic, financial and management consulting services. We advise clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guide corporations through critical business strategy and performance-related issues. Since 1965, we have been engaged by clients for our unique combination of functional expertise and industry knowledge, and for our objective solutions to complex problems. We combine economic and financial analysis with expertise in litigation and regulatory support, business strategy and planning, market and demand forecasting, and policy analysis. We are often retained in high-stakes matters, such as multibillion-dollar mergers and acquisitions, new product introductions, major strategy and capital investment decisions, and complex litigation, the outcomes of which often have significant consequences for the parties involved. These matters often require independent analysis and, as a result, the parties involved must rely on outside experts. Our analytical strength enables us to reach objective, factual conclusions that help clients make important business and policy decisions and resolve critical disputes. Clients turn to us because we can provide highly credentialed and experienced economic and finance experts to address critical, tough assignments, with high-stakes outcomes.
Our principal executive offices are located at 200 Clarendon Street, T-09, Boston, Massachusetts 02116, and our telephone number is (617) 425-3000. You may find additional information on our website located at www.crai.com. The information contained on our website or connected to our website is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.
Additional Information.   We are subject to the informational filing requirements of the Exchange Act, and, in accordance with these requirements, file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in our proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, securities granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we also have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that includes additional information with respect to the tender offer. These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at www.sec.gov.

Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer to purchase incorporates by reference the following documents:
•
our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, including the financial statements and the notes related thereto, which was filed with the SEC on March 4, 2021;

•
our Current Report on Form 8-K, which was filed with the SEC on March 8, 2021; and

•
our Definitive Proxy Statement for our 2020 annual meeting of shareholders, which was filed with the SEC on April 24, 2020 and supplemented with filings with the SEC on April 24, 2020, May 18, 2020 and June 4, 2020.

Any statement contained in any document incorporated by reference into this offer to purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this offer to purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.
You can obtain copies of any document incorporated by reference in this offer to purchase from us or from the SEC’s web site at www.sec.gov. You may request copies of any document from us, excluding any exhibits to those documents, at no cost by contacting Jonathan Yellin, General Counsel at CRA International, Inc., 200 Clarendon Street, T-09, Boston, Massachusetts 02116 or (617) 425-3000. Please be sure to include your complete name and address in your request.
11.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares; Material Arrangements.

Beneficial Ownership.   As of March 1, 2021, we had issued and outstanding approximately 7,648,669 shares of our common stock. We are offering to purchase up to $25,000,000 in value of shares. At the maximum purchase price of $76.00 per share, we could purchase 328,947 shares if the tender offer is fully subscribed, which would represent approximately 4.3% of our issued and outstanding common stock as of March 1, 2021. At the minimum purchase price of $66.25 per share, we could purchase 377,358 shares, which would represent approximately 4.9% of our issued and outstanding common stock as of March 1, 2021.
As of March 1, 2021, our directors and executive officers as a group (10 persons as of March 1, 2021) beneficially owned an aggregate of 383,323 shares of our common stock, representing approximately 4.9% of the total outstanding shares, computed in accordance with the requirements of the SEC described below. None of our directors or executive officers intends to tender any of his shares in the tender offer.
The following table sets forth, as of March 1, 2021, the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors, executive officers and each person who beneficially owns 5% or more of our outstanding common stock, based on filings made with the SEC. For each listed person, percentage ownership takes into account shares issuable upon exercise of securities currently vested or exercisable, or that will vest or become exercisable within 60 days of March 1, 2021, but does not assume the conversion or exercise of any equity securities of ours owned by any other person. Percentage ownership is based on 7,648,669 shares of our common stock outstanding as of March 1, 2021, and is computed in accordance with the requirements of the SEC. To our knowledge, except as otherwise noted below, each person included in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws, where applicable. The last column of the table reflects percentage ownership after giving effect to the tender offer, assuming the tender offer is fully subscribed, the purchase price for the shares is $71.125, the midpoint of the purchase price range for the tender offer, and none of our directors, executive officers or persons who beneficially own 5% or more of our common stock tenders any shares. None of our directors or executive officers intends to tender any of his or her shares in the tender offer, but we do not know whether any of the persons who beneficially own 5% or more of our common stock will tender shares in the tender offer. Any director, officer or affiliate who does not tender shares in this tender offer or sell shares in the open market during the pendency of the offer will realize an increase in the percentage of outstanding shares that they beneficially own.

	Shares beneficially owned
Name of beneficial owner	Outstanding	Right to acquire	Total	Percent	Percent after Tender Offer (with above stated assumptions)
FMR LLC(1)	937,209	—	937,209	12.3%	12.8%
BlackRock, Inc.(2)	673,361	—	673,361	8.8%	9.2%
Dimensional Fund Advisors LP(3)	649,090	—	649,090	8.5%	8.9%
Renaissance Technologies LLC(4)	417,075	—	417,075	5.5%	5.7%
The Vanguard Group – 23-1945930(5)	400,489	—	400,489	5.2%	5.5%
Paul A. Maleh(6)	144,933	80,900	225,833	1.9%	2.0%
William F. Concannon(7)	24,715	—	24,715	*	*
Chad W. Holmes(8)	26,528	24,720	51,248	*	*
Robert W. Holthausen(9)	16,637	—	16,637	*	*
Nancy Hawthorne(9)	15,996	—	15,996	*	*
Thomas Avery(9)	14,268	—	14,268	*	*
Richard Booth(9)	4,303	—	4,303	*	*
Christine Detrick(9)	4,007	—	4,007	*	*
Daniel Mahoney(10)	—	3,189	3,189	*	*
Jonathan D. Yellin(11)	13,197	9,930	23,127	*	*
All current directors and executive officers as a group (10 persons as of March 1, 2021)	264,584	118,739	383,323	4.9%	5.2%

*
Less than one percent.

(1)
The number of shares of our common stock beneficially owned by FMR LLC is based solely on information in a Schedule 13G/A filed on February 8, 2021 by FMR LLC and Abigail P. Johnson, in which each of them reported sole voting power over 937,209 shares and sole dispositive power over 937,209 shares. The address for each of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(2)
The number of shares of our common stock beneficially owned by BlackRock, Inc. is based solely on information in a Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc., in which it reported sole voting power over 647,483 shares and sole dispositive power over 673,361 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
The number of shares of our common stock beneficially owned by Dimensional Fund Advisors LP is based solely on information in a Schedule 13G/A filed on February 12, 2021 by Dimensional Fund Advisors LP, in which it reported sole voting power over 626,726 shares and sole dispositive power over 649,090 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(4)
The number of shares of our common stock beneficially owned by Renaissance Technologies LLC is based solely on information in a Schedule 13G/A filed on February 11, 2021 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, in which each of them reported sole voting power over 399,144 shares and sole dispositive power over 417,075 shares. The address for each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

(5)
The number of shares of our common stock beneficially owned by The Vanguard Group — 23-1945930 is based solely on information in a Schedule 13G filed on February 10, 2021 by Vanguard Group Inc., in which it reported that The Vanguard Group — 23-1945930 has shared voting power over 12,642 shares, sole dispositive power over 384,920 shares and shared dispositive power over 15,569 shares. The address for The Vanguard Group — 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Mr. Maleh is our chief executive officer, president, and chairman of the board of directors.

(7)
Member and lead director of our board of directors.

(8)
Mr. Holmes is our chief corporate development officer and executive vice president.

(9)
Member of our board of directors.

(10)
Mr. Mahoney is our chief financial officer, executive vice president and treasurer. The shares of our common stock reported under the “Right to Acquire” include 3,136 RSUs, which include an aggregate of 52.7983 dividend equivalent rights accrued with respect to such RSUs in the form of additional RSUs, which will vest on April 3, 2021.

(11)
Mr. Yellin is our general counsel and executive vice president.

Transactions and Arrangements Concerning the Shares.
Recent Securities Transactions.   Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our directors, executive officers, associates or subsidiaries, nor, to the best of our knowledge, any person controlling us or any executive officer or director of any such controlling entity or of our associates or our subsidiaries, has effected any transactions involving shares of our common stock during the 60 days prior to March 8, 2021.
Share Repurchase Program.   Our board of directors has approved a share repurchase program under which repurchases may be made from time to time, depending on market conditions, in open market purchases (including Rule 10b5-1 trading plans) or in privately-negotiated transactions in accordance with applicable insider trading and other securities laws and regulations, at prices deemed appropriate by management. There is no set time limit on the repurchases. As of March 1, 2021, there was approximately $42.0 million available under the share repurchase program.
Director Compensation Plan.   We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $75,000 for their services as directors. We pay an annual fee of $25,000 to the chair of our audit committee, $20,000 to the chair of our compensation committee, $10,000 to the chairs of our executive committee and our nominating and corporate governance committee, and $5,000 to each non-employee director who serves as a member, but not the chair, of any committee for service on each committee above one. In addition, each independent director serving on a committee will receive an additional amount equal to $1,500 for each committee meeting attended by such director after the eighth meeting of such committee in a calendar year. Directors who are employees do not receive separate fees for their services as directors. All of the payments described in this paragraph are made in cash.
Under the terms of our 2006 equity incentive plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives the automatic grants of restricted stock awards described below. We refer to these directors as our “outside directors.” Each outside director who is re-elected as a director at, or whose term as a director continues after, the annual meeting of our shareholders (or any special meeting in lieu thereof) will, on the date of the meeting, receive a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000 based on the closing price of our common stock as of the date of the meeting. Each person who is first elected as an outside director at the annual meeting of our shareholders (or any special meeting in lieu thereof) will receive, on the date of his or her election, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, in an amount to be determined by our board of directors.
Equity Compensation Plans.   The equity compensation plans approved by our shareholders are our cash incentive plan, our 2006 equity incentive plan and our 1998 employee stock purchase plan.

The following table provides information as of January 2, 2021 regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.
Equity Compensation Plan Information as of End of Fiscal 2020
Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#) (c)
Equity compensation plans approved by shareholders	484,906(1)	29.05(2)	666,274(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	484,906	29.05	666,274(3)

(1)
Amount reported consists of the following equity awards granted under our shareholder approved 2006 equity incentive plan and outstanding as of the end of fiscal 2020: 325,648 shares underlying stock option awards, 84,989 shares underlying time-vesting restricted stock unit awards, 9,024 shares underlying performance-vesting restricted stock unit awards for which the performance conditions had been determined as of the end of fiscal 2020, and 65,245 shares underlying performance-vesting restricted stock unit awards for which the performance conditions had not been determined as of the end of fiscal 2020 (assuming target performance will be achieved). The number of shares underlying performance-vesting restricted stock unit awards for which the performance conditions had not been determined as of the end of fiscal 2020 (assuming that their highest level of performance will be achieved) is 81,556.

(2)
Amount reported is the weighted-average exercise price of the 325,648 stock options reported in column (a).

(3)
Amount reported consists of 454,497 shares of common stock reserved for future issuance under our 2006 equity incentive plan and 211,777 shares of common stock reserved for future issuance under our 1998 employee stock purchase plan, which is a tax-qualified plan under Section 423 of the Internal Revenue Code.

Please see our periodic reports and proxy statements filed with the SEC for detailed descriptions of our equity compensation plans. In addition, copies of these plans have been filed with the SEC.
Arrangements with Affiliates, Directors and Executive Officers.   We do not have any present or proposed material agreement, arrangement or relationship with our affiliates, directors or executive officers, except as described in this offer to purchase, including the following arrangements:
•
On March 17, 2020, the compensation committee of our board of directors set the performance criteria and goals for, and the target and maximum amounts payable under, performance awards granted to our executive officers for fiscal 2020 under our cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2020.

For our President and Chief Executive Officer and each executive officer, the target amounts payable under these performance awards are tied to the achievement of performance goals related to our fiscal 2020 non-GAAP net revenue and “Performance Compensation EBITDA” (as further described below), and to the executive officer’s individual performance, as follows:
Executive Officer	Non- GAAP Net Revenue	Performance Compensation EBITDA	Individual Performance
Mr. Maleh	35%	35%	30%
Mr. Holmes	25%	25%	50%
Mr. Yellin	15%	15%	70%
Mr. Mahoney	25%	25%	50%
For purposes of these performance awards, our Performance Compensation EBITDA is calculated from EBITDA by excluding share-based compensation, amortization of forgivable loans, and other (income) expense, net. Our non-GAAP net revenue and Performance Compensation EBITDA exclude the impact of any acquisition, any discontinued operations, any extraordinary or special items approved by our compensation committee, and any other items that would have resulted in non-GAAP adjustments to the financial results as reported in our earnings releases consistent with our practice prior to fiscal 2020.
The target and maximum amounts payable to our executive officers under these performance awards are set forth below, and these awards remain subject to the discretion of our compensation committee to reduce or eliminate the amount actually paid under the award, regardless of the actual performance achieved.
Executive Officer	Target	Maximum
Mr. Maleh	$1,000,000	$1,820,000
Mr. Holmes	$350,000	$595,000
Mr. Yellin	$300,000	$474,000
Mr. Mahoney	$275,000	$467,500
In addition, on March 17, 2020, our compensation committee determined the annual base salaries of, and the target value for awards to be granted under our long-term incentive plan (“LTIP”) to, our executive officers in fiscal 2020:
Executive Officer	Base Salary	Target LTIP Award Value
Mr. Maleh	$850,000	$1,500,000
Mr. Holmes	$425,000	$350,000
Mr. Yellin	$425,000	$275,000
Mr. Mahoney	$400,000	$250,000
Our compensation committee retains the discretion to decide the actual value, timing and terms of these LTIP awards.
•
Mr. Mahoney and we have entered into a written Offer Letter dated as of March 17, 2020 (the “Offer Letter”), pursuant to which Mr. Mahoney serves as our Executive Vice President, Chief Financial Officer and Treasurer. Pursuant to the Offer Letter, Mr. Mahoney is entitled to an initial annual base salary of $400,000. He is also eligible for a target cash bonus for fiscal 2020 of $275,000 with a maximum payout of $467,500 allocated between 50% corporate performance related to the Company based on Performance Compensation EBITDA and 50% based on individual performance objectives. Mr. Mahoney is also eligible for an award under the Company’s LTIP with a target value of $250,000. Mr. Mahoney was granted an equity award of restricted stock units under the Company’s 2006 Equity Incentive Plan in the amount of $400,000, subject to vesting in four equal annual installments as follows: 25% on the first anniversary of the grant date, which was April 3, 2020; 25% on the second anniversary of the grant date; 25% on the third anniversary of the grant date; and 25% on the fourth anniversary of the grant date, provided that he remains employed by the Company on each such vesting date.

•
On March 17, 2020, our executive officers entered into severance agreements with us providing for certain payments upon termination of an executive officer’s employment by CRA without “cause,” by the executive officer without “good reason,” or in connection with a change in control. An executive officer’s death or disability may trigger acceleration of certain equity awards granted to the executive officer under our 2006 equity incentive plan pursuant to the executive officer’s severance agreement or, prior to those agreements, the applicable award agreement. A change in control may also trigger payments to our executive officers under our cash incentive plan.

•
We maintain a 401(k) savings plan for our employees, including our executive officers, and we match an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their regular and bonus earnings up to a maximum amount. The maximum matching amount is $7,950 for calendar year 2020.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.
12.
Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of shares under the tender offer will reduce the number of our shares that might otherwise be traded publicly and may reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares, making it more difficult to buy or sell significant amounts of our shares without affecting the market price, and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of March 1, 2021, we had issued and outstanding approximately 7,648,669 shares of our common stock. At the maximum purchase price of $76.00 per share, we could purchase 328,947 shares if the tender offer is fully subscribed, which would represent approximately 4.3% of our issued and outstanding common stock as of March 1, 2021. At the minimum purchase price of $66.25 per share, we could purchase 377,358 shares, which would represent approximately 4.9% of our issued and outstanding common stock as of March 1, 2021. Shareholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, in either case at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.
We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares under the tender offer will cause the remaining outstanding shares of our common stock to be delisted from Nasdaq.
The shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.
The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.
13.
Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the tender offer to accept for payment and pay for shares is subject to various conditions. See Section 7.
14.
Material U.S. Federal Income Tax Consequences.

ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH DISCUSSION IS WRITTEN IN SUPPORT OF THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN. EACH SHAREHOLDER SHOULD SEEK ADVICE BASED ON SUCH SHAREHOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
The following is a summary of material U.S. federal income tax consequences of the tender offer to shareholders whose shares are properly tendered, and not properly withdrawn, and accepted for payment pursuant to the tender offer. Those shareholders who do not participate in the tender offer should not have any U.S. federal income tax consequences as a result of the tender offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.
This summary addresses only shareholders who hold their shares as capital assets for U.S. federal income tax purposes. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant to shareholders in light of their particular circumstances and does not apply to shareholders subject to special treatment under the U.S. federal income tax laws (including, without limitation, financial institutions, brokers, dealers in securities or commodities, traders in securities or commodities who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), tax-exempt organizations, tax-qualified retirement plans, former citizens or residents of the United States, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, persons who are subject to the U.S. federal alternative minimum tax and persons who acquired their shares through the exercise of employee stock options or otherwise as compensation). This summary does not address any state, local or foreign tax consequences of participating in the tender offer, nor does it address any U.S. federal tax considerations other than those pertaining to U.S. federal income tax.
We have not sought, nor do we expect to seek, any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to the matters discussed below. The statements in this summary are not binding on the IRS or a court or other judicial or administrative authority. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would be sustained by a court or other judicial or administrative authority.
As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is an individual, corporation, estate or trust, which (in each case) is not a U.S. Holder.
The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding our shares should consult their own tax advisors.

All shareholders should consult their own tax advisors to determine the particular tax consequences to them of participating in the tender offer in light of their specific circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.
Exchange of Shares in the Tender Offer — U.S. Holders
Characterization of the Exchange — Sale vs. Distribution Treatment.   An exchange of shares by a U.S. Holder for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the tender offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the sale of the shares or as receiving a distribution from us with respect to such U.S. Holder’s shares. We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment.
Sale Treatment.   An exchange of shares pursuant to the tender offer will be treated as a sale of shares by a U.S. Holder if any of the following tests under Section 302 of the Code is satisfied:
•
as a result of the exchange, there is a “complete termination” of such U.S. Holder’s equity interest in us;

•
as a result of the exchange, there is a “substantially disproportionate” reduction in such U.S. Holder’s equity interest in us; or

•
the receipt of cash by such U.S. Holder is “not essentially equivalent to a dividend.”

In applying each of the Section 302 tests described above, a U.S. Holder must take account of shares that such U.S. Holder constructively owns under detailed attribution rules set forth in the Code, which generally treat the U.S. Holder as owning shares owned by certain related individuals and entities, and shares that the U.S. Holder has the right to acquire by exercise of an option, warrant or right of conversion. U.S. Holders should consult their tax advisors regarding the application of the constructive ownership rules to their particular circumstances.
An exchange of shares pursuant to the tender offer generally will result in a “complete termination” if either (i) the U.S. Holder owns none of our shares, either actually or constructively, after the shares are exchanged pursuant to the tender offer, or (ii) the U.S. Holder does not actually own any of our shares immediately after the exchange of shares pursuant to the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their tax advisors.
An exchange of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if: (i) in the case of each of our common stock and voting stock, the percentage of such then outstanding stock actually and constructively owned by such U.S. Holder immediately after the tender offer is less than 80% of the percentage of such stock actually and constructively owned by such U.S. Holder immediately before the tender offer; and (ii) immediately before and immediately after the tender offer, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of all classes of our stock that are entitled to vote. If an exchange of shares pursuant to the tender offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test.
An exchange of shares pursuant to the tender offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. An exchange of shares that actually reduces the percentage of our outstanding shares owned, directly or constructively, by such U.S. Holder would likely be treated as a “meaningful reduction” even if the percentage reduction is relatively minor if that U.S. Holder does not exercise any control over or participate in the management of our corporate affairs. Any person that has an ownership position that allows some exercise of control over or participation in the management of our corporate affairs will not satisfy the “meaningful reduction” test unless that person’s ability to exercise control over or participate in management of our corporate affairs is materially reduced or eliminated.

U.S. Holders should also be aware that the manner in which we will select the shares to be purchased pursuant to the tender offer may affect whether the exchange of the tendered shares pursuant to the tender offer will satisfy any of the Section 302 tests. U.S. Holders should consult their tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof. See Section 6 for information regarding the option to make a conditional tender of a minimum number of shares. In addition, substantially contemporaneous dispositions or acquisitions of shares by a U.S. Holder or a related person that are part of a plan viewed as an integrated transaction with the tender offer may be taken into account in determining whether any of the Section 302 tests described above are satisfied.
If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged. Any such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Gain or loss must be determined separately for each block of shares acquired at different times or at different prices.
In the case of U.S. Holders who are individuals or certain trusts and estates, long-term capital gain generally will be subject to tax at the current maximum U.S. federal income tax rate of 20%, plus the additional U.S. federal net investment income tax, if applicable, as discussed below. Capital gain with respect to shares held for one year or less will be short-term capital gain subject to U.S. federal income tax at ordinary income tax rates, plus the additional U.S. federal net investment income tax, if applicable, as discussed below. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused capital losses may be carried forward to subsequent tax years.
Distribution Treatment.   If a U.S. Holder does not satisfy any of the Section 302 tests described above, the exchange of shares pursuant to the tender offer will not be treated as a sale or exchange, and the entire amount of cash received by such U.S. Holder pursuant to the tender offer will be treated as a distribution by us to such U.S. Holder for U.S. federal income tax purposes.
The distribution will be taxable as a dividend to the U.S. Holder to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without reduction for the U.S. Holder’s tax basis in the shares exchanged pursuant to the tender offer, and no current loss would be recognized. Dividends generally are taxable as ordinary income. However, if certain holding period and other requirements are satisfied, individuals and certain other non-corporate U.S. Holders generally will be subject to U.S. federal income tax at the current maximum rate of 20% (plus the additional U.S. federal net investment income tax, if applicable, as discussed below), which is the same as the maximum U.S. federal income tax rate for long-term capital gains.
To the extent that the amount received by a U.S. Holder in the distribution exceeds the U.S. Holder’s allocable portion of our current and accumulated earnings and profits, such excess first will be treated as a non-taxable return of capital to the extent, generally, of the U.S. Holder’s tax basis in the shares exchanged pursuant to the tender offer. If the portion not treated as a dividend exceeds the U.S. Holder’s tax basis in the shares exchanged pursuant to the tender offer, any such excess will be treated as capital gain from the sale or exchange of the exchanged shares. Any such gain would be capital gain and generally would be long-term capital gain if the holding period of the shares exceeds one year as of the date of the exchange.
To the extent that an exchange of a U.S. Holder’s shares pursuant to the tender offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted tax basis (reduced by the amount, if any, treated as a return of capital) in the exchanged shares would be added to any shares retained by the U.S. Holder, subject to certain adjustments in the case of a corporate U.S. Holder.
To the extent that a corporate U.S. Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends-received deduction (subject to applicable limitations). In addition, any amount received by a corporate U.S. Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the distribution. If an individual, trust or estate receives an “extraordinary dividend” within the meaning of Section 1059 of the Code with respect to a share of stock eligible for the reduced qualified dividend rates under current law, a subsequent loss on the sale or exchange of that share will be characterized as long-term capital loss. U.S. Holders should consult their own tax advisors as to the application of the Code to the tender offer and the tax consequences of distribution treatment in their particular circumstances.
U.S. Federal Net Investment Income Tax.   A U.S. Holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% U.S. federal tax on the lesser of (1) in the case of an individual, the U.S. Holder’s “net investment income,” or, in the case of an estate or trust, the U.S. Holder’s undistributed “net investment income,” for the relevant tax year, and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold amount. For this purpose, “net investment income” generally includes, but is not limited to, interest, dividends and net gains from the disposition of stock (unless such net gains are derived in the ordinary course of the conduct of a trade or business, other than a trade or business that consists of certain passive or trading activities), reduced by deductions that are properly allocable to such items of income. The applicable threshold amounts for individuals are, for married individuals who file joint returns, $250,000; for married individuals who file separate returns, $125,000; for all other individuals, $200,000. For estates and trusts, the applicable threshold amount is the dollar amount at which the highest U.S. federal income tax bracket for estates and trusts begins for the relevant tax year.
U.S. Federal Backup Withholding.   See “Exchange of Shares in the Tender Offer — Information Reporting and U.S. Federal Backup Withholding,” below.
Exchange of Shares in the Tender Offer — Non-U.S. Holders
Characterization of the Exchange — Sale vs. Distribution Treatment.   The U.S. federal income tax treatment of an exchange of shares by a Non-U.S. Holder pursuant to the tender offer will depend on whether such Non-U.S. Holder, based on the Non-U.S. Holder’s particular circumstances, is treated as having sold the shares or as having received a distribution in respect of such shares. The appropriate treatment of the exchange of shares pursuant to the tender offer in the case of Non-U.S. Holders will be determined in the manner as described above with respect to the U.S. federal income tax treatment of an exchange of shares pursuant to the tender offer in the case of U.S. Holders (see “Exchange of Shares in the Tender Offer — U.S. Holders,” above).
Sale Treatment.   A Non-U.S. Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares exchanged pursuant to the tender offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below in “Withholding for Non-U.S. Holders”) on gain recognized on a sale of shares, unless any one or more of the following is true:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder will be required to pay U.S. federal income tax on the net gain derived from the exchange generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate) may apply to any effectively connected earnings and profits;

•
the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such Non-U.S. Holder will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the exchange, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered to be a resident of the United States for U.S. federal income tax purposes; or

•
the Non-U.S. Holder owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our capital stock, we are or have been a “United States real property holding corporation” and certain other requirements are met, in which case the Non-U.S. Holder will be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as if such Non-U.S. Holder were a U.S. Holder (we do not believe that we have been or currently are a “United States real property holding corporation”).
Distribution Treatment.   If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount of cash received (including any amount withheld, as described below in “Withholding for Non-U.S. Holders”) by the Non-U.S. Holder with respect to an exchange of shares pursuant to the tender offer will be treated as a distribution by us to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a non-taxable return of capital, or as capital gain from the sale of shares will be determined in the manner described above with respect to the U.S. federal income tax treatment of an exchange of shares pursuant to the tender offer in the case of U.S. Holders (see “Exchange of Shares in the Tender Offer — U.S. Holders,” above).
Withholding for Non-U.S. Holders.   Because, as described above, we cannot predict whether any particular shareholder will be subject to sale or distribution treatment, we generally will treat the full amount of the gross proceeds to be paid to a Non-U.S. Holder in exchange for shares as a dividend distribution from us. Accordingly, the depositary generally will withhold U.S. federal income tax equal to 30% of the gross proceeds payable to the Non-U.S. Holder (directly or indirectly through such Non-U.S. Holder’s agent), unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such amount is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States (or, if a tax treaty applies, the gross proceeds generally are attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), and (ii) the Non-U.S. Holder so certifies on the applicable IRS Form W-8, as described below.
In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the depositary before payment a properly completed and executed applicable IRS Form W-8, claiming its entitlement to such treaty rate. Furthermore, a Non-U.S. Holder that is not an individual must also include any applicable certifications, identification numbers and other required information in its IRS Form W-8 to establish that such Non-U.S. Holder is exempt from withholding under Sections 1471-1474 of the Code, which we refer to as FATCA, or such Non-U.S. Holder will be subject to a U.S. federal income tax equal to 30% of the gross proceeds to be paid to such Non-U.S. Holder (which gross proceeds generally are being characterized as dividend distributions for withholding purposes, as discussed above), regardless of whether such Non-U.S. Holder otherwise is entitled to a reduced rate of withholding under a tax treaty. Amounts withheld under FATCA with respect to income that is also subject to the general U.S. withholding tax, discussed above, will be applied against and reduce the amount of such other withholding required.
In order to obtain an exemption from withholding on the grounds that the amount paid under the tender offer is effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the depositary before payment a properly completed and executed IRS Form W-8ECI.
If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such withheld tax if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced rate of withholding is due.
U.S. federal backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of U.S. federal income tax withholding. Also see “Exchange of Shares in the Tender Offer — Information Reporting and U.S. Federal Backup Withholding,” below.
Non-U.S. Holders may be subject to tax on the exchange of shares for cash pursuant to the tender offer even if such Non-U.S. Holders would not be subject to tax if those same shares were sold on the open market. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the tender offer, including the application of U.S. federal tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.
Exchange of Shares in the Tender Offer — Information Reporting and U.S. Federal Backup Withholding.
The tender offer may be subject to certain information reporting requirements under applicable U.S. federal income tax laws.

Under the U.S. federal backup withholding rules, 24% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury unless the shareholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) to the depositary and provides the required certifications under penalties of perjury or otherwise establishes an exemption from U.S. federal backup withholding. Therefore, tendering shareholders that are U.S. Holders should complete and sign the Substitute Form W-9 included as part of the related letter of transmittal in order to provide the information and certifications necessary to avoid U.S. federal backup withholding. In order for a Non-U.S. Holder to establish that it is not subject to U.S. federal backup withholding, that shareholder must submit the applicable IRS Form W-8, signed under penalties of perjury, instead of the Substitute Form W-9. Tendering shareholders can obtain the applicable forms from the depositary. See Instruction 12 of the letter of transmittal.
U.S. federal backup withholding is not an additional tax. Any amounts withheld under the U.S. federal backup withholding rules will be refunded or credited against the tendering shareholder’s U.S. federal income tax liability if certain information is furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of U.S. federal backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from U.S. federal backup withholding under current U.S. Treasury Regulations.
The discussion set forth above is for general information only and is not tax advice. We urge you to consult your own tax advisor to determine the particular tax consequences to you of the tender offer, including the applicability and effect of any U.S. federal, state, local, foreign and other tax laws.
15.
Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares, by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our tender offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. We may amend the tender offer at any time and from time to time by public announcement, which announcement, in the case of an extension, will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. We will disseminate promptly to shareholders any public announcement made under the tender offer in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire or another comparable news service.
If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If we undertake any of the following actions:
•
increase or decrease the range of prices to be paid for the shares,

•
increase the aggregate purchase price limit and thereby increase the number of shares being sought in the tender offer, and this increase in the number of shares sought exceeds 2% of our outstanding shares (or 152,973 shares),

•
decrease the aggregate purchase price limit and thereby decrease the number of shares being sought in the tender offer, or

•
increase or decrease the fees to be paid to the dealer manager,

and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that we first publish, send or give notice of any such increase or decrease, we will extend the offer until the expiration of ten (10) business days from the date that we first publish, send or give notice of any such increase or decrease.
16.
Fees and Expenses.

Georgeson Securities Corporation (“Georgeson Securities”) is acting as dealer manager in connection with the tender offer, for which services Georgeson Securities will receive customary compensation. We have agreed to reimburse Georgeson Securities for reasonable costs and expenses incurred in connection with Georgeson Securities’ engagement, and to indemnify Georgeson Securities and certain related parties against specified liabilities. In the ordinary course of Georgeson Securities’ business, Georgeson Securities and its affiliates may actively trade or hold our securities for the accounts of customers and, accordingly, Georgeson Securities or its affiliates may at any time hold long or short positions in these securities or loans.
We have retained Georgeson LLC (“Georgeson”) to be the information agent and Computershare Trust Company, N.A. to be the depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners of shares. The information agent and the depositary each will receive reasonable and customary compensation for their respective services in connection with the tender offer, will be reimbursed for reasonable expenses, and will be indemnified against certain liabilities and expenses in connection therewith.
We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the tender offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the tender offer and related materials to the beneficial owners for whom they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary or any affiliate of the foregoing for purposes of the tender offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in this offer to purchase and in Instruction 9 of the related letter of transmittal.
17.
Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, then only to the extent permitted by Rule 13e-4(f)(9)(ii), we will not make the tender offer to the holders of shares residing in that jurisdiction.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the information agent or the dealer manager.
The letter of transmittal and share certificates and any other required documents should be sent or delivered by each shareholder or that shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:
By First Class Mail	By Registered or Overnight Delivery
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
For information about the Offer
Please contact Georgeson at (800)-676-0098
Please direct any questions or requests for assistance and any requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to the information agent or the dealer manager at the respective telephone number or address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.
The information agent for the tender offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: (800) 676-0098

The dealer manager for the tender offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: (212) 440-9850